Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Spencer Gallien	Date	October 4, 2016
Telephone	+1 312-729-3698	Email	spencer.gallien@fleishman.com

JLL Income Property Trust
Acquires Grocery-Anchored Retail Center in Portland, Oregon

Chicago (October 4, 2016) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life real estate investment trust (REIT) (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Timberland Town Center, a newly constructed 92,000 square foot grocery-anchored shopping center located in the affluent Portland suburb of Beaverton, Oregon. The property is 100 percent leased to a complimentary mix of grocery, retail, restaurant, personal and professional service tenants with an average remaining lease term of 14 years. The purchase price was approximately $42.6 million.

Beaverton boasts favorable income and education demographics, and an unemployment rate of less than 4 percent. The city is home to several large employers including Intel, the region’s top employer with more than 17,000 staff and Nike World Headquarters with more than 8,000 workers. Both companies are pursuing significant office expansions, further demonstrating the favorable growth trend in the Beaverton submarket.

“The acquisition of Timberland Town Center reinforces JLL Income Property Trust’s strategy to invest in high-quality, grocery-anchored retail centers located in desirable demographic areas,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “This is our 11th grocery-anchored retail acquisition, demonstrating our preference for necessity and experiential-driven shopping formats with complementary and synergistic tenant rosters, bringing our aggregate retail portfolio investment to more than $630 million.”

Timberland Town Center is anchored by Market of Choice, a premier local grocer, and features tenants such as Sprint, H&R Block and Orange Theory Fitness. The property is readily accessible to local highways which carry more than 127,000 cars daily, and is serviced by Portland’s public transportation light rail system and bus routes.

JLL Income Property Trust is a daily valued perpetual life REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
###
About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.